Exhibit 15

February 7, 2014

Covisint Corporation
One Campus Martius
Detroit, Michigan 48226

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Covisint Corporation and subsidiaries for the periods ended December 31, 2013, and 2012, as indicated in our report dated February 7, 2014  (which report includes an explanatory paragraph referring to the financial statements prior to January 1, 2013 being prepared from the records of Compuware Corporation); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, is incorporated by reference in Registration Statement No. 333-192931 on Form S-8.We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan